Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON THE SCHEDULES

We consent to the use in this Registration Statement of FreightCar America, Inc. on Form S-1 of our report dated January 10, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to FreightCar America, Inc.’s change in method of accounting for goodwill and other intangible assets in 2002), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of FreightCar America, Inc., listed in Item 16(b). The financial statement schedules are the responsibility of the FreightCar America, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/    Deloitte & Touche LLP

Pittsburgh, Pennsylvania

January 11, 2005